EXHIBIT 10(u)

HARSCO CORPORATION

Deferred Compensation Plan for Non-Employee Directors

(As Amended and Restated as of December 31, 2008)

Harsco Corporation (the “Corporation”) hereby adopts this Deferred Compensation Plan for Non-Employee Directors (the “Plan”) pursuant to which eligible members of its Board of Directors may elect to defer receipt of all or any portion of the compensation payable to them for services rendered to the Corporation as Directors.

1. Eligible Directors.  The Directors of the Corporation eligible to make deferral elections under this Plan shall be those Directors who are not actively employed officers or employees of the Corporation or of any of its subsidiaries or affiliates (hereinafter referred to individually as a “Non-Employee Director” and collectively as the “Non-Employee Directors,” which includes such a person participating in the Plan after ceasing to be a Director of the Corporation).

2. Deferrable Compensation.  A Non-Employee Director may elect to defer receipt of all, any part or none of the aggregate compensation payable by the Corporation for services rendered as a Director, including the annual base retainer, Committee Chairman annual retainer increment, attendance fees for board and committee meetings, and other fees for special services that are payable in cash (in the aggregate, the “Director’s Fees”).

3. Election To Defer.  A Non-Employee Director who desires to defer receipt of all or a portion of his or her Director’s Fees earned in any calendar year shall so notify the Corporation’s Pension Committee in writing before the first day of the calendar year, specifying on a form supplied by the Committee (the “Deferral Election”) (a) the dollar amount or percentage of the Director’s Fees to be deferred, (b) the deferral period under Paragraph 7 and/or Paragraph 9(a), (c) the form of payment under Paragraph 7 and/or Paragraph 9(a), and (d) the notional investment direction under Paragraph 5(a).  A newly-appointed Non-Employee Director shall be eligible to defer payment of future Director’s Fees by filing a Deferral Election with the Pension Committee not later than 30 days of his or her appointment to the Board of Directors and such Deferral Election shall be effective only with regard to the amount of Director’s Fees earned during the calendar year following the filing of the Deferral Election as determined pursuant to the pro-ration method permitted under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  The Deferral Elections made pursuant to this Paragraph shall be irrevocable with respect to those Director’s Fees to which such elections pertain and shall also apply to Director’s Fees payable in future calendar years unless the Non-Employee Director terminates or modifies such Deferral Election with respect to a future calendar year by filing a new Deferral Election before the first day of the calendar year with respect to which the Deferral Election is to become effective.  Such new Deferral Election shall likewise continue in effect and apply to future calendar years until similarly changed.

4. Non-Deferred Compensation.  Any Director’s Fees not deferred under this Plan shall be paid in accordance with normal Corporation policy.

5. Deferred Compensation Accounts And Notional Investment Directions.

(a) Accounts:  At the time a Non-Employee Director elects to defer the receipt of compensation pursuant to Paragraph 3 above, he shall also direct the amount of the deferral to be notionally invested in an Interest-Bearing Account and the amount to be notionally invested in a Harsco Stock Account.  Pursuant to such investment direction, the deferral amounts shall be credited to the appropriate accounts as set forth below:

(i) Interest-Bearing Account:  To the extent that a Non-Employee Director elects a notional investment in an Interest-Bearing Account, the Corporation shall credit an Interest-Bearing Account established in his or her name with the amount of the deferred Director’s Fees to be so invested.  This credit shall occur on a quarterly basis, as of each February 15, May 15, August 15 and November 15 for fees earned during the quarterly period ending on the day immediately preceding such crediting date.

(ii) Harsco Stock Account:  To the extent that a Non-Employee Director elects a notional investment in a Harsco Stock Account, the Corporation shall credit a Harsco Stock Account established in his or her name with units (including fractions), the number of which shall be obtained by dividing the amount of the deferred Director’s Fees for that period to be so invested, by the Fair Market Value of the Corporation’s common stock on the day immediately preceding the date such credit is to be made to the Account (i.e. February 14 for the February 15 credit date).  This credit shall occur on a quarterly basis, as of each February 15, May 15, August 15 and November 15, for fees earned during the quarterly period ending on the day immediately preceding such crediting date.  These units, thus calculated, are hereinafter referred to as “Stock Equivalents.”  For purposes of the Plan, Fair Market Value of a share of the Corporation’s common stock on any date shall be equal to the mean between the high and low prices at which such shares were traded (on a consolidated basis) on the New York Stock Exchange (“NYSE”) on such date, or, if no sales were quoted on such date, on the most recent preceding date on which sales were quoted.  In the event of any change in the common stock of the Corporation by reason of any stock dividend, recapitalization, reorganization, merger, consolidation, split-up, combination or exchange of shares, or a rights offering to purchase common stock at a price substantially below Fair Market Value, or of any similar change affecting the common stock, the value and attributes of each Stock Equivalent shall be appropriately adjusted consistent with such change to the same extent as if such Stock Equivalents were issued and outstanding shares of common stock of the Corporation.

(b) Earnings:  The Corporation shall credit earnings to each account as follows:

(i) Interest-Bearing Account:  As of each February 15, May 15, August 15 and November 15, the Corporation shall credit as earnings to each Interest-Bearing Account established on behalf of a Non-Employee Director an amount equal to the Five Year U.S. Treasury Note Percentage Rate multiplied by the average daily balance in such Interest-Bearing Account during such quarter.  Such Five Year U.S. Treasury Note Percentage Rate shall be equal to one twelfth (1/12) of the yield on U.S. Treasury Notes having a maturity date five (5) years hence as listed in The Wall Street Journal or any successor publication, as of market closing on the business day immediately preceding the day such credits are to be made (i.e., February 14 for the interest credit on February 15).

(ii) Harsco Stock Account:  As of each quarterly dividend payment date, the Corporation shall credit as earnings to each Harsco Stock Account an amount equal to the cash dividends payable on such date with respect to that number of shares (including fractional shares) of its common stock equal to the number of Stock Equivalents credited to the Harsco Stock Account on the relevant dividend record date.  The amount so credited shall then be converted into additional Stock Equivalents in the manner described earlier using the dividend payment date as the valuation date.

(c) Account Transfers:  A Non-Employee Director may transfer all or part of the amount in one account to the other account by irrevocable written notice to the Corporation’s Pension Committee.  Any such transfer will be effective upon the date that the Corporation receives the written notice, and the value of the Harsco Stock Account for purposes of the transfer shall be calculated using the Fair Market Value on the date of the transfer.  No Non-Employee Director may make a transfer between accounts within six months of any previous opposite way transfer by such Director or within six months of any other transaction in Corporation stock that could cause liability under Section 16(b) of the Securities Exchange Act of 1934, and any notice of transfer in contravention of this provision will be void.

(d) A Non-Employee Director’s account(s) shall be further divided into the following subaccounts: (a) a “Pre-2005 Subaccount” for amounts deferred by a Non-Employee Director as of December 31, 2004 (and earnings and losses thereon) as determined under Treasury Regulation Section 1.409A-6(a) or any successor provision, and (b) a “Post-2004 Subaccount” for amounts deferred for purposes of Code Section 409A by a Non-Employee Director after December 31, 2004 (and earnings and losses thereon). Amounts credited to the Pre-2005 Subaccounts, which are intended to qualify for “grandfathered” status, shall be subject to the terms and conditions specified in the Plan as in effect immediately prior to January 1, 2005.

6. Deferral Period.  At the same time a Non-Employee Director makes a Deferral Election pursuant to Paragraph 3 above, he shall make a payment election (the “Payment Election”) with respect to the deferred amounts subject to such Deferral Election by specifying the year (the “Payment Year”) in which the deferred amounts are to be paid or to commence to be paid; provided, however, that in no event shall the Payment Year be later than the year following the year in which the Non-Employee Director will attain age 72.  A Payment Year may be specified as the year following the year of the Non-Employee Director’s separation from service.  Subject to Paragraph 8(d)(5), payments made in accordance with the Non-Employee Director’s Payment Election shall be paid or commence to be paid within 30 days following the first business day of the Payment Year.  Because a Non-Employee Director may make a new Deferral Election and corresponding Payment Election for Director’s Fees earned during each calendar year, deferred Director’s Fees under the Plan for different calendar years may have different specified Payment Years.

7. Form Of Payment Of Deferred Compensation.  A Non-Employee Director’s Payment Election shall also specify whether the deferred Director’s Fees shall be paid in the form of a single lump sum or installment payments.  Initial payments made under the Plan shall be based upon the aggregate balance in a Non-Employee Director’s account(s) determined on the first business day of the Payment Year.  The balance in the Non-Employee Director’s Interest-Bearing Account shall be the dollar amount credited to such account as of the first business day of the Payment Year.  The balance in the Non-Employee Director’s Stock Account shall be the dollar amount determined by multiplying the Stock Equivalents credited to such account on the first business day of the Payment Year by the Fair Market Value of a share of common stock of the Corporation on such date.  Subject to Paragraph 8(d)(5), the aggregate balance as thus determined shall be paid to him in cash either in a lump sum within 30 days following the first business day of the Payment Year or in up to ten (10) annual installments commencing with the Payment Year as specified in the Payment Election made pursuant to Paragraph 6 above.  Subject to Paragraph 8(d)(5), if a Payment Election to receive installment payments is made, the Non-Employee Director shall receive the first installment within 30 days following the first business day of the Payment Year in an amount equal to the aggregate balance in his or her account(s) divided by the number of years in the installment payment period.  Subsequent installments shall be computed and paid in similar fashion; provided, however, that pending distributions in the second through final years of the installment payment period, the aggregate balance in the Non-Employee Director’s account(s) shall be deemed to be invested in an Interest-Bearing Account and in a Harsco Stock Account, as applicable, in the same proportion as deferred amounts under the Plan were notionally invested on the first business day of the Payment Year, and increased by earnings accordingly.  Exhibit A attached hereto presents an example illustrating how such a calculation is made.

8. Other Provisions Applicable to Deferred Amounts.

(a) Unforeseeable Emergency.  Other provisions of the Plan notwithstanding, if, upon the written application of a Non-Employee Director, the Board determines that he or she has had an unforeseeable emergency within the meaning of Code Sections 409A(a)(2)(A)(vi) and Treasury Regulation Section 1.409A-3(a)(6) and 409A(a)(2)(B)(ii) and Treasury Regulation Section 1.409A-3(i)(3) (or any successor provisions), the Board shall direct the payment to the Non-Employee Director of all or a portion of the balance of his or her account in accordance with Section 409A(a)(2)(B)(ii) and Treasury Regulation Section 1.409A-3(i)(3) (or any successor provisions).

(b) No Other Withdrawals Permitted.  Except as permitted under Paragraph 8(a), withdrawals from a Non-Employee Director’s account(s) at the election of the Non-Employee Director or subject to the discretion of the Corporation will not be permitted.  Thus, the provisions of Paragraph 8 of the Plan as in effect prior to January 1, 2005, which permitted withdrawals with a financial penalty, are no longer effective with respect to deferrals in a Non-Employee Director’s Post-2004 Subaccounts.

(c) Redeferral.  Subject to Paragraph 8(d)(5), a Non-Employee Director may make a subsequent Payment Election to change the time of the commencement of payment(s) of his or her account(s), the form of payment of his or her account(s), or both, with respect to an amount previously deferred under a Deferral Election to the extent permitted and in accordance with the requirements of Code Section 409A(a)(4)(C) and Treasury Regulation Section 1.409A-2(b) (or any successor provisions), including the requirements that (i) a subsequent Payment

Election may not take effect until at least 12 months after the date such election is filed with the Corporation, (ii) a subsequent Payment Election to further defer a distribution (other than a distribution upon death or an unforeseeable emergency) must result in the first distribution subject to the election being made at least five years after the previously elected date of distribution, and (iii) any subsequent Payment Election affecting a distribution that is to be made at a specified time or pursuant to a fixed schedule must be filed with the Corporation at least 12 months before the date the payment was scheduled to be made under the prior Payment Election (or, in the case of installment payments, which are treated as a single payment for purposes of this Paragraph 8(c), 12 months prior to the date the first installment payment was scheduled to be paid).

(d) Compliance with Code Section 409A.

(i) It is intended that this Plan (including all amendments thereto) comply with the provisions of Code Section 409A, so that the income inclusion provisions of Code Section 409A(a)(1) do not apply to a Non-Employee Director or his or her beneficiary.  This Plan shall be administered in a manner consistent with this intent.  For purposes of this Plan, references to a term or event (including any authority or right of the Corporation or a Non-Employee Director) being “permitted” under Code Section 409A mean that the term or event will not cause the Non-Employee Director to be liable for payment of interest or a tax penalty under Code Section 409A in connection with any amount deferred under the Plan.

(ii) Except as permitted under Code Section 409A, amounts payable to a Non-Employee Director or for a Non-Employee Director’s benefit under this Plan may not be reduced by, or offset against, any amount owing by a Non-Employee Director to the Corporation or any of its affiliates.

(iii)   Notwithstanding any provision of the Plan to the contrary, in light of the uncertainty with respect to the proper application of Code Section 409A, the Corporation reserves the right to make amendments to this Plan as the Corporation deems necessary to avoid the imposition of taxes or penalties under Code Section 409A.

(iv) For purposes of the Plan, “separation from service” shall mean a separation from service (within the meaning of Code Section 409A(a)(2)(A)(i) and Treasury Regulation Section 1.409A-1(h) or any successor provisions) with the Corporation and any member of its controlled group.

(v) Notwithstanding any provision of the Plan to the contrary, the Corporation shall have no authority to accelerate distributions hereunder in excess of the authority permitted under Code Section 409A, and if a Non-Employee Director is a “specified employee,” determined pursuant to procedures adopted by the Corporation in compliance with Code Section 409A, on the date the Non-Employee Director separates from service amounts that would otherwise be payable pursuant to this Plan as a result of the Non-Employee Director’s separation from service during the six-month period immediately following such separation from service will instead be paid on the earlier of (A) the first business day of the seventh month following such separation from service or (B) the date of the Non-Employee Director’s death.

9. Change In Control.

(a) In the event of a “Change in Control” of the Corporation that constitutes a change in the ownership or effective control of the Corporation, or in the ownership of a substantial portion of the assets of the Corporation, within the meaning of Code Section 409A(a)(2)(A)(v) and Treasury Regulation Section 1.409A-3(i)(5) (or any successor provisions) (a “409A Change in Control”), accompanied or followed by a Non-Employee Director’s separation from service with the Corporation as a Director, all amounts credited to the account(s) of the Non-Employee Director under the Plan shall be immediately due and payable to the Non-Employee Director in a single lump sum notwithstanding the deferral period and form of payment specified pursuant to his or her Deferral Election under Paragraph 3 and Payment Election under Paragraphs 6 and 7.  In addition, if so elected by the Non-Employee Director at the same time he makes his or her Deferral Election under Paragraph 3 and his or her Payment Election under Paragraphs 6 and 7, upon a 409A Change in Control after his or her separation from service from the Corporation as a Director but prior to the full distribution of his or her account(s), all remaining amounts credited to the account(s) of the Non-Employee Director under the Plan that are subject to the election described in this sentence shall be immediately due and payable to the Non-Employee Director in a single lump sum notwithstanding his or her Payment Election under Paragraphs 6 and 7 above.

(b) For purposes of this Plan, a “Change in Control” shall have occurred if:

(i) Stock Acquisition.  Any “person” (as such term is used in Section 13(d) and 14(d) (2) of the Exchange Act), other than the Corporation or a corporation a majority of whose outstanding stock entitled to vote is owned, directly or indirectly, by the Corporation, is or becomes, other than by purchase from the Corporation or such a corporation, the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 20% or more of the combined voting power of the Corporation’s then outstanding voting securities.  Such a Change in Control shall be deemed to have occurred on the first to occur of the business day immediately preceding the date securities are first purchased by a tender or exchange offer, or the date on which the Corporation first learns of the acquisition of 20% of such securities, or the earlier of the business day immediately preceding the effective date of an agreement for the merger, consolidation or other reorganization of the Corporation or the date of approval thereof by the stockholder of the Corporation, as the case may be.

(ii) Change In Board.  During any period of two consecutive years, individuals who at the beginning of such period were members of the Board of Directors, and any new director whose election by the Board or nomination for election by the Corporation’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board of Directors.  Such a Change in Control shall be deemed to have occurred on the date upon which the requisite majority of directors fails to be elected by the stockholders of the Corporation.

(iii) Other Events.  There occurs a change in control of the Corporation of a nature that would be required to be reported as such in response to Item 1(a) of the Current Report on Form 8-K pursuant to Section 13 of 15(d) of the Exchange Act, or any successor provision to such Item relating to a “change in control,” or in any other filings under the Exchange Act.

10. Death of a Non-Employee Director.  If a Non-Employee Director dies prior to receiving the entire balance of his or her account(s) under the Plan, any balance remaining in his or her account(s) shall be paid in a lump sum as soon as practicable to the Non-Employee Director’s designated beneficiary or, if the Non-Employee Director has not designated a beneficiary or the designated beneficiary is dead, then to his or her estate.  Any designation of a beneficiary may be revoked or modified at any time by the Non-Employee Director, except that no designation shall be recognized as valid unless properly filed with the Pension Committee during the lifetime of the Non-Employee Director while he is legally competent.

11. Withholding Of Taxes.  The rights of a Non-Employee Director to payments or credits under this Plan shall be subject to the Corporation’s obligations, if any, to withhold income or other taxes from such payments.

12. Status Of Plan.  This Plan is a nonqualified deferred compensation plan covering no employees of the Corporation.  As such, the Plan is exempt from the requirements of the Employee Retirement Income Security Act of 1974, as amended.  The Corporation intends that the Plan shall at all times be maintained on an unfunded basis for federal income tax purposes.  Hence, all payments from this Plan shall be made from the general assets of the Corporation. This Plan shall not require the Corporation to set aside, segregate, earmark, pay into a trust or special account or otherwise restrict the use of its assets in the operation of its business.  A Non-Employee Director (or, if applicable, his or her designated beneficiary) shall have no greater right or status than as an unsecured general creditor of the Corporation with respect to any amounts owed hereunder.

13. Rights Nonassignable.  All payments to persons entitled to benefits hereunder shall be made to such persons and shall not be grantable, transferable or otherwise assignable in anticipation of payment thereof, in whole or in part, by the voluntary or involuntary acts of any such persons or by operation of law subject to garnishment, execution, attachment or any other similar legal process of creditors of such persons.

14. Administration.  Full power and authority to construe, interpret and administer this Plan shall be vested in the Corporation’s Pension Committee.  The Pension Committee shall have full power and authority to make each determination provided for in this Plan.  All determinations made by the Pension Committee shall be conclusive and binding upon the Corporation and any other party claiming rights hereunder.

Termination.  The Board of Directors may, in its discretion, terminate this Plan at any time.  Upon termination of the Plan, benefits shall be paid in accordance with the deferral elections made by the Non-Employee Director, and the Corporation shall have no right to accelerate any payment under the Plan except to the extent (if any) permitted under Code Section 409A and Treasury Regulation Section 1.409A-3(j)(4)(ix) (or any successor provisions).

15. Amendment.  The Board of Directors may, in its discretion, amend this Plan from time to time.  In addition, the Pension Committee may from time to time amend this Plan to make such administrative changes as it may deem necessary or desirable.  No such amendment shall divest any Non-Employee Director (or person claiming through him) of any rights to amounts previously credited to his or her accounts hereunder.

16. Incompetency.  If a person to receive payment hereunder is deemed by the Pension Committee or is adjusted to be legally incompetent, to the extent permitted under Code Section 409A the payments shall be made to the duly appointed guardian of such incompetent, or they may be made to such person or persons who the Pension Committee believes are caring for or supporting such incompetent; and the receipt thereof by such person or persons shall constitute complete satisfaction of the Corporation’s obligations under this Plan.

17. Expenses.  The expenses of administering this Plan shall be borne by the Corporation.

18. Gender.  The masculine pronoun shall be deemed to include the feminine, and the singular to include the plural, unless a different meaning is plainly required by context.

19. Governing Law.  This Plan shall be construed, administered and enforced according to the laws of the Commonwealth of Pennsylvania.

20. Effective Date.  The effective date of this amendment and restatement of the Plan is December 31, 2008 and shall apply with respect to the Director’s Fees payable by the Corporation in respect of services performed on or after such date.

21. Section 16 Compliance.  It is the Corporation’s intent that this Plan and any credits or payments made hereunder comply with Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”) and any related regulations promulgated there under, including any reporting requirements.  To that end, to the extent permitted under Code Section 409A the Corporation may, in its sole discretion, (i) substitute a payment in cash for any fees that were otherwise to be deferred under this Plan, if it deems it so appropriate or (ii) delay any payment otherwise required under the terms of the Plan until compliance with the requirements of the Exchange Act can be assured.

This amended and restated plan document is effective December 31, 2008 and executed this 31st day of December, 2008.

Attest:	Harsco Corporation

/S/ A. Verona Dorch	/S/ Mark E. Kimmel
A. Verona Dorch	Mark E. Kimmel
Assistant General Counsel	General Counsel

Exhibit A

Deferred Compensation Plan for Non-Employee Directors

(As Amended and Restated as of December 31, 2008)

Example

This example, prepared for illustrative purposes only, describes the operation of the installment payout option set forth in Paragraph 7 of the Plan.

Director Green, age 62, elects to defer all of his Director Fees until the year following the year he attains age 72.  During his service as a Director, Green directs 60% of his Fees to be invested in the Harsco Stock Account (HSA) and 40% to be invested in the Interest-Bearing Account (IBA).  Pursuant to Green’s prior direction, his accounts are to be paid out in three annual installments.  If Green attains age 72 in 2008 his installment should be calculated and paid as follows:

1st Installment

o WHEN PAID - Within 30 days of the first business day (assume January 2) in 2009.

o HOW MUCH - First installment equals one-third of the aggregate dollar value of Green’s accounts as of January 2, 2009.  Assume Green’s HSA on January 2, 2009 is credited with 1,000 Stock Equivalents and the FMV of a share of Harsco common stock on such date is $60, thus giving his HSA a value of $60,000.  Assume further, that as of January 2, 2009, Green’s IBA is credited with $30,000 (representing his prior deferrals plus interest).  Accordingly, Green’s first installment should equal $30,000 ($90,000 aggregate account balance value divided by 3).

o BALANCE IN ACCOUNT AFTER 1ST INSTALLMENT - In order to continue the 60/40 proportionality going forward, the $60,000 in remaining value under the Plan should result in the HSA holding 60% of that value and the IBA holding the remaining 40%.  Thus, as of January 2, 2009, the HSA is debited 333.33 shares leaving 666.66 shares (which at $60 FMV equal $40,000) and the IBA is debited $10,000, thus leaving $20,000.

2nd Installment

o When paid - Within 30 days of January 2, 2010.

o How much - Second installment equals one-half of the aggregate dollar value of Green’s accounts as of January 2, 2010.  Assume that as of this date, Green’s HSA was credited with 700 Stock Equivalents (666.66 from prior year plus 33.34 new units attributable to dividends in the interim) and that the FMV of a share of Harsco stock on that date was $62.  Thus, Green’s HSA would be worth $43,400 at January 2, 2010.  Assume further that Green’s IBA was worth $21,000 ($20,000 from prior year plus interim interest of $1,000).  Green’s second installment would thus equal $32,200 (($43,400 + $21,000)/ 2).

o Balance is Accounts after 2nd Installment - The same methodology would be used again to retain the 60/40 proportionality.  As of January 2, 2010, the combined value of HSA and the IBA was worth $64,400, and after the payout of half this amount, the combined value was $32,200.  This means that the HSA would have 60% of the total value (or $19,320) and the IBA should have 40% (or $12,880).  Thus, the HSA should be debited 388.39 shares (representing $24,080 or 388.39 x $62 FMV/share) leaving 311.61 shares (or $19,320 in value).  The IBA should be debited $8,120, leaving $12,880.

3rd and Last Installment

o WHEN PAID - Within 30 days of January 2, 2011.

o HOW MUCH - Calculate value of both HSA and IBA as of January 2, 2011 (as described above) and pay out total.